EXHIBIT 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

THIS NOTE IS SUBJECT TO A CERTAIN INTERCREDITOR AND SUBORDINATION AGREEMENT, DATED AS OF MAY 31, 2007, AMONG CITIZENS BANK, N.A., CEPHAS CAPITAL PARTNERS, L.P. AND AUTHENTIDATE HOLDING CORP.

ASTRIA SOLUTIONS GROUP LLC

SENIOR SUBORDINATED SECURED NOTE

Schenectady, New York Issue Date as of: May 31, 2007	$2,000,000.00

FOR VALUE RECEIVED, ASTRIA SOLUTIONS GROUP LLC, a New York limited liability company (the “Company”), hereby unconditionally promises to pay to the order of AUTHENTIDATE HOLDING CORP., having its executive offices at Connell Corporate Center, 300 Connell Drive, 5th Floor, Berkeley Heights, NJ 07922, or its permitted successors or assigns (the “Holder” or “Authentidate”), the principal sum (“Principal”) of TWO MILLION DOLLARS ($2,000,000.00) in lawful money of the United States of America available in immediately available funds, on the dates and in the amounts set forth in this Senior Subordinated Secured Note (this “Note”), provided, however, that the aggregate unpaid Principal balance (the “Principal Balance”) of this Note shall in all events be due and payable, on May 31, 2014 (the “Maturity Date”).

The Company also promises to pay interest (computed on the basis of a 365-day year for actual days elapsed) at said office in like money on the unpaid Principal amount of this Note from time to time outstanding at a rate of 8.5% per annum (“Interest”). Interest on this Note shall be payable monthly in arrears on the last day of each calendar month (through and including the date of payment) commencing on June 30, 2007. Notwithstanding the foregoing provisions with respect to the payment of Principal and Interest, (i) for the first three years of this Note, the Company shall be required to pay Interest only; (ii) with respect to the fourth, fifth, sixth and seventh years of this Note, the Company shall be required to Principal and Interest provided that the payment of Principal shall be calculated based upon a 15-year amortization; and (iii) on the seventh anniversary of the Issue Date, the Company shall be required to pay the Principal Balance then outstanding in final payment hereunder.

The Company further agrees that upon and following an Event of Default (as defined herein) and/or after any stated or any accelerated maturity of the indebtedness evidenced hereby, the aggregate Principal Balance of this Note shall bear Interest (computed daily) at a rate equal to 2% per annum in excess of the rate then applicable to this Note, payable on demand (“Default Interest Rate”). In no event shall Interest payable hereunder be in excess of the maximum rate of interest permitted under applicable law. If any payment to be so made hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension.

All payments hereunder shall be made to the Holder unconditionally in full without set-off, counterclaim or, to the extent permitted by applicable law, other defense, and free and clear of, and without reduction for or on account of, any present and future taxes or withholdings, and all liabilities with respect thereto.

The Company has issued this Note pursuant to, and in connection with a certain Asset Purchase Agreement, dated as of May 31, 2007 between the Company and the Holder. The Company’s obligations hereunder are secured by all of the Company’s right, title and interest in, to and under all of Company’s assets, now owned or hereafter acquired for so long as the Obligations (as defined herein) are outstanding (collectively and each individually, the “Collateral”).

All payments shall be made by wire transfer to an account or accounts designated by Holder which shall provide federal wire transfer instructions to the Company.

The following additional terms shall apply to this Note:

1.	DEFINITIONS.

“Accelerated Maturity Date” means any date prior to the maturity date in which the Principal of, and any unpaid accrued Interest on this Note is declared to be, or becomes, due and payable pursuant to Section 5.

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of May 31, 2007, between the Company and Authentidate.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

“Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

“Intercreditor and Subordination Agreement” means the Intercreditor and Subordination Agreement, dated as of May 31, 2007, among Citizens Bank, N.A. (“Senior Creditor”), Cephas Capital Partners, L.P. (“Cephas”) and Authentidate.

“Issue Date” means the date on which this Note is issued pursuant to the Asset Purchase Agreement.

“Liquidation Event” means the (i) institution of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, or to its creditors, as such, or to its assets; or (ii) the liquidation, dissolution or other winding up of the Company, whether voluntary (including without limitation by a vote or action of the Managing Member, or members of the Company) or involuntary and whether or not involving insolvency or bankruptcy proceedings; (iii) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company; (iv) the admission, in writing, by the Company of its inability to pay its debts as such debts become due or the failure of the Company generally to pay its debts as they come due; (v) the Company fails to pay the Principal or Interest or any other amounts payable under this Note when the same becomes due and payable; or (vi) the Company fails to pay any other indebtedness of the Company, including, without limitation, any amounts due and owing from time to time to Citizens Bank and/or Cephas.

“Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

“Transaction Documents” means the Asset Purchase Agreement, this Note and the Lease Agreement, dated as of May 31, 2007, between the Company and Authentidate, and all related notes, exhibits and schedules and any other documents or agreements executed in connection with the transactions contemplated thereunder.

All definitions contained in this Note are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Note refer to this Note as a whole and not to any particular provision of this Note. Any capitalized term used but not defined herein has the meaning specified in the Asset Purchase Agreement.

2.	INTEREST.

(a) The Holder shall be entitled to receive Interest in cash at the annual rate of 8.5% per annum in monthly payments in arrears on the last day of each calendar month (through and including the date of payment) commencing June 30, 2007. Each of such Interest payment shall accrue, without Interest, from the first day of the monthly period in which such Interest may be payable as herein provided, except that with respect to the first Interest payment, such Interest with respect to any outstanding Note shall accrue from the date of issuance of such Note. Notwithstanding the foregoing, Interest shall be paid in full on the first to occur of (i) the Maturity Date, or (ii) an Accelerated Maturity Date.

(b) All payments made by the Company on this Note shall be applied first to the payment of accrued and unpaid Interest on this Note and then to the reduction of the unpaid Principal amount of this Note. Payments of Principal and Interest shall be deemed made on the date such payment is received in an account or accounts designated by the Holder.

(c) In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding Business Day and Interest shall continue to accrue on any Principal amount so effected until the payment thereof on such extended due date.

3.	PREPAYMENT.

(a) The Company may prepay the Principal Balance of this Note, in whole or in part, at any time, without discount or penalty, provided that each such prepayment shall be accompanied by Interest accrued or the amount prepaid to and including the date of prepayment.

(b) Each prepayment of the Principal Balance of this Note shall be applied to the remaining installments of Principal due in the inverse order of maturity.

(c) Notwithstanding anything to the contrary in this Note, in the event that pursuant to the Asset Purchase Agreement, the Company exercises its option to purchase the land, the building thereon and other premises located at 2165 Technology Drive, Schenectady, New York 12308 (“Premises”), upon the Second Closing (as defined in the Asset Purchase Agreement), the Company shall prepay $500,000 of the Principal with respect to this Note on the Second Closing Date (as defined in the Asset Purchase Agreement) and the Principal Balance on this Note shall be reduced by $500,000.

4.	COVENANTS.

Covenants for this Note shall be the same as covenants in the Senior Creditor Agreement and Cephas Agreement. The Company shall agree to provide the same financial information, covenant calculations and reports as required in the Senior Creditor Agreement and Cephas Agreement. This section shall remain in force until all amounts due under this Note are paid in full.

5.	EVENTS OF DEFAULT.

(a) Events of Default. Each of the following events shall be deemed an “Event of Default”:

(i) The Company shall fail to pay any installment amount of Principal, Interest or any other amount payable hereunder within ten (10) days after such amount becomes due hereunder;

(ii) a Liquidation Event occurs or is publicly announced;

(iii) the Company fails to perform or provides notice of its intent to breach, in a material respect, any material covenant or other material term or condition of this Note (including without limitation any payment obligation thereunder), the Asset Purchase Agreement, or any other Transaction Document, and such breach continues for a period of ten (10) days following written notice thereof from the Holder to the Company;

(iv) a default occurs or is declared, or any amounts are accelerated, under or with respect to any instrument that evidences debt of the Company in a principal amount exceeding $100,000.

(b) If any Event of Default shall occur, the Holder may, by notice to the Company, declare the entire unpaid Principal Balance and unpaid accrued Interest in respect thereof of this Note, and all other amounts payable hereunder, to be forthwith due and payable, whereupon all unpaid Principal Balance and unpaid accrued Interest under this Note and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that if a Liquidation Event shall occur, this Note shall automatically become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company.

(c) Upon the occurrence and during the continuation of an Event of Default, interest shall accrue on the outstanding Principal Balance of this Note at the Default Interest Rate until such amount is paid in full. Any interest that accrues at the Default Interest Rate shall be due and payable on the last day of each calendar month (through and including the date of payment).

(d) The remedies of the Holder in this Note or in the other Transaction Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in the Holder’s discretion. The Company agrees to pay all reasonable costs of collection with respect to amounts owing under this Note, including, without limitation, reasonable attorneys’ fees and disbursements of the Holder.

6.	SENIORITY.

This Note shall be senior in priority to the general obligations of the Company. Notwithstanding the foregoing, it is expressly agreed and acknowledged by the Holder that this Note is subordinated in all respects to the rights of the Senior Creditor (as defined in the Intercreditor and Subordination Agreement) and to the rights of Cephas (as defined in the Intercreditor and Subordination Agreement) except as otherwise specifically provided in the Intercreditor and Subordination Agreement. Except as otherwise provided in the Intercreditor and Subordination Agreement, no payment or distribution of any kind or character on account of Principal or interest on this Note shall be permitted during the continuance of any default in the payment of principal, premium, if any, or interest on any Senior Debt (as defined in the Intercreditor and Subordination Agreement).

7.	MISCELLANEOUS.

(a) Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

(b) Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Note shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Holder:

Authentidate Holding Corp.

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, NJ 07922

Attn:	Chief Executive Officer
Tel:	(908) 787-1825
Fax:	(908) 673-9921

with a copy to:

Goldstein & DiGioia, LLP

45 Broadway, 11th Floor

New York, New York 10006

Attn:	Victor J. DiGioia, Esq.
Tel:	(212) 599-3322
Fax:	(212) 557-0295

If to the Company:

Astria Solutions Group, LLC

2165 Technology Drive

Schenectady, NY 10022

Attn:	Thomas Franceski
Tel:	518-346-7799
Fax:	518-346-1386

With a copy to:

Lemery Greisler, LLC

60 Railroad Place

Saratoga Springs, NY 12866

Attn:	Robert J. May, Jr., Esq.
Tel:	518-581-8800
Fax:	518-514-1117

Either party may from time to time designate by notice delivered in accordance with this Section 5(b), specify a different address for notices, demands and requests hereunder.

(c) Amendments. No amendment, modification or other change to, or waiver of any provision of, this Note may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

(d) Transfer of Note. The Holder may sell, transfer or otherwise dispose of all or any part of this Note (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Note in the Principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new note identical in all respects to this Note, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Note unless and until it receives written notice of the sale, transfer or disposition hereof.

(e) Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, if mutilated, the Company shall execute and deliver to the Holder a new Note identical in all respects to this Note.

(f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction. The Company agrees that any suit for the enforcement of this Note may be brought in the courts of New York sitting in Albany County or any Federal court sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Company by mail at the address set forth in the first paragraph of this Note. The Company hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum,.

(g) Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Note except as specifically required or permitted pursuant to the terms hereof.

(h) Usury. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer on the date first above written.

ASTRIA SOLUTIONS GROUP LLC

By:	/s/ Thomas Franceski
Name:	Thomas Franceski
Title:	Member